EXHIBIT 14.2

October 24, 2008

BALQON CORPORATION

CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
AND SENIOR FINANCIAL OFFICERS

Balqon Corporation (“Balqon”) has a Code of Ethics and Corporate Conduct applicable to all directors, officers and employees of Balqon and Balqon’s subsidiaries. The Chief Executive Officer (“CEO”) and all senior financial officers, including the Chief Financial Officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Ethics and Corporate Conduct, the CEO and senior financial officers are subject to the following additional specific policies:

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The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Balqon with the Securities and Exchange Commission (“SEC”).  Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of Balqon’s Audit Committee any material information of which he or she may become aware that affects the disclosures made by Balqon in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

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The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls which could adversely affect Balqon’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Balqon’s financial reporting, disclosures or internal controls.

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The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Audit Committee any information he or she may have concerning any violation of the Code of Ethics and Corporate Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in Balqon’s financial reporting, disclosures or internal controls.

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The CEO and each senior financial officer shall promptly bring to the attention of the CEO and to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to Balqon and the operation of its business, by Balqon or any agent thereof, or of violation of the Code of Ethics and Corporate Conduct or of these additional procedures.

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The Board of Directors (the “Board”) shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Ethics and Corporate Conduct or of these additional procedures by the CEO and Balqon’s senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Ethics and Corporate Conduct and to these additional procedures, and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.